Exhibit K

AMENDMENT TO

ESCROW AGREEMENT

This Amendment (this “Amendment”) dated as of September 21, 2007, to the Escrow Agreement (the “Agreement”) dated as of September 18, 2007, by and among Universal American Financial Corp., a New York corporation (“Parent”), MH Acquisition I Corp., a Delaware corporation and wholly owned subsidiary of Parent, MH Acquisition II LLC, a Delaware limited liability company and wholly owned subsidiary of Parent, MHRx LLC, a Delaware limited liability company (“MHRx”), MemberHealth, Inc., an Ohio corporation and wholly owned subsidiary of MHRx, Welsh, Carson, Anderson & Stowe IX, L.P., a Delaware limited partnership, as the “Shareholder Representative” referred to in the Merger Agreement, Lee-Universal Holdings, LLC, Welsh, Carson, Anderson & Stowe X, L.P., Union Square Universal Partners, L.P., Perry Partners, L.P., Perry Partners International, Inc., Perry Private Opportunities Fund, L.P. and Perry Private Opportunities Offshore Fund, L.P., Bank of America, N.A., in its capacity as administrative agent (the “Administrative Agent”) for itself and certain other lenders under the Credit Agreement dated as of September 18, 2007, among Parent, the Administrative Agent and the other lenders and agents from time to time party thereto, and The Bank of New York, a New York banking corporation, as escrow agent.

WHEREAS, on September 18, 2007, the parties entered into the Agreement; and

WHEREAS, the parties have agreed to amend the definition of the “Escrow Release Date” under the Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants contained herein, the parties hereto agree as follows:

1.        Definitions.Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to such terms in the Agreement.

2.         Amendment. The first paragraph of Section 5(a) of the Agreement is amended in its entirety to read as follows:

“(a) On October 15, 2007, or on an earlier date which is specified in a certificate signed by each of Parent and MHRx (the “Escrow Release Certificate”) and is received by the Escrow Agent prior to October 15, 2007, the Escrow Agent will promptly deliver and release the Escrow Items as follows (the date of the following distributions shall be known as the “Escrow Release Date”); provided, however, that any Escrow Release Certificate delivered to the Escrow Agent must be delivered by 5:00 PM (New York City time) at least one day prior to any proposed Escrow Release Date occurring earlier than October 15, 2007, provided, further, that notwithstanding anything herein, if any proposed Escrow Release Date is prior to October 1, 2007, the Escrow Agent shall not deliver and shall not release the Escrow Items and the Escrow Release Date shall not occur unless Parent shall have delivered to the Closing Room executed original certificates, dated as of or prior to the proposed Escrow Release Date, representing the Escrow Shares, which Escrow Shares shall be distributed to the SPA Investors,

MHRx (which shall further distribute such shares to its members) and The Bank of New York (as applicable), in each case, subject to no additional conditions and as if the Escrow Agent were distributing such Escrow Shares pursuant to the Agreement:”

3.	Miscellaneous.

(a)       Effect on Agreement. Except as amended by this Amendment, the Agreement shall remain in full force and effect. After the date of this Amendment, every reference in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment.

(b)       Governing Law. This Amendment, and all claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

(c)       Counterparts. This Amendment may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by electronic means, such as facsimile or portable document format, shall be as effective as delivery of a manually executed counterpart of this Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

THE ESCROW AGENT:

THE BANK OF NEW YORK
By:	/s/ Thomas Hacker
Name: Thomas Hacker Title: Vice President
UNIVERSAL AMERICAN FINANCIAL CORP.
By:	/s/ Robert A. Waegelein
Name: Robert A. Waegelein Title: Chief Financial Officer
WELSH, CARSON, ANDERSON & STOWE IX, L.P., as Shareholder Representative
By: WCAS IX ASSOCIATES LLC, its General Partner
By:	/s/ Sean M. Traynor
Name: Sean M. Traynor Title: Managing Member
MH ACQUISITION I CORP.
By:	/s/ Robert A. Waegelein
Name: Robert A. Waegelein Title: Executive Vice President and Chief Financial Officer
MH ACQUISITION II CORP.
By:	/s/ Robert A. Waegelein
Name: Robert A. Waegelein Title: President

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MEMBERHEALTH, INC.
By:	/s/ David Azzolina
Name: David Azzolina Title: Chief Financial Officer
MHRx LLC
By:	/s/ Sean M. Traynor
Name: Sean M. Traynor Title: Authorized Representative
LEE-UNIVERSAL HOLDINGS, LLC
By:	/s/ Joseph B. Rotberg
Name: Joseph B. Rotberg Title: CFO
WELSH, CARSON, ANDERSON & STOWE, X L.P.
By: WCAS X ASSOCIATES LLC, its General Partner
By:	/s/ Sean M. Traynor
Name: Sean M. Traynor Title: Managing Member

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UNION SQUARE UNIVERSAL PARTNERS, L.P.
By: Union Square Universal GP, LLC, its General Partner
By:	/s/ Craig Fisher
Name: Craig Fisher Title: Authorized Signatory
PERRY PARTNERS, L.P.,
By Perry Corp., its General Partner
By:	/s/ Michael C. Neus
Name: Michael C. Neus Title: General Counsel
PERRY PARTNERS INTERNATIONAL, INC.,
By: Perry Corp., its Investment Manager
By:	/s/ Michael C. Neus
Name: Michael C. Neus Title: General Counsel

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PERRY PRIVATE OPPORTUNITIES OFFSHORE FUND, L.P.
By: PERRY PRIVATE OPPORTUNITIES OFFSHORE FUND (CAYMAN) GP, L.L.C., its General Partner,
By: PERRY CORP., its Managing Member
By:	/s/ Michael C. Neus
Name: Michael C. Neus Title: General Counsel
PERRY PRIVATE OPPORTUNITIES FUND, L.P.
By: PERRY PRIVATE OPPORTUNITIES FUND GP, L.L.C., its General Partner,
By: PERRY CORP., its Managing Member
By:	/s/ Michael C. Neus
Name: Michael C. Neus Title: General Counsel
BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Aamir Saleem
Name: Aamir Saleem Title: Vice President

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